Exhibit 99.1

FOR IMMEDIATE RELEASE
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      "TURNING UP THE HEAT ON CANCER"--PRIME TIME NATIONAL TELEVISION NEWS

         SALT LAKE CITY, Utah April 20, 2006--BSD Medical Corp. (AMEX:BSM) today reviewed a prime-time national television news report that appeared yesterday on CBS Evening News, prepared by CBS Medical Correspondent, Elizabeth Kaledin. The report featured what it called, "turning up the heat on cancer--literally."

         "Cancer remains the second leading cause of death in our nation," the report began. "Now doctors are experimenting with a promising, yet basic tool to fight it--heat." A cancer patient at Duke University, Emma Jean Wilson, was interviewed and described as "one of thousands of volunteers who, along with doctors, are hoping that something as simple as heat can improve standard cancer treatment." "Duke is one of a handful of research institutions [in the U.S., although joined by over two dozen in Europe] pioneering this new field called 'hyperthermia'," the report continued. The report noted that "while scientists have known for centuries that heat has healing powers," the technology for this cancer therapy has only recently been developed.

         "Heat weakens tumors in two critical ways," the CBS report explained:
"(1) it damages tumor cells, and (2) it makes the tumors more vulnerable to radiation and chemotherapy." Dr. Mark Dewhirst of Duke University was quoted as saying that with mechanisms under research there that involve hyperthermia, "we can deliver 30 times more drug to a tumor like this than you can with the free drug itself." CBS reported that "the Duke team is experimenting with heat on some of the most stubborn cancers--breast, melanoma, cervical and ovarian." "'The goal,' says Mark Dewhirst, 'is to one day soon have heat actually prescribed just like a drug'," the report noted in conclusion.

         BSD Medical's BSD-500 and BSD-2000 hyperthermia systems are used at Duke University, and both systems were shown in the news report. The BSD-500 has FDA approval, and the BSD-2000 has been submitted to the FDA seeking approval.

         BSD Medical Corporation is the pioneer and leading developer of precision-focused microwave/RF systems used in the treatment of cancer with hyperthermia therapy. For further information about BSD Medical Corp. and its therapies visit the BSD website at www.BSDMedical.com.

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         Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, including the broad use of hyperthermia in future medical practice, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.

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